UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 15, 2012 (November 13, 2012)

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 3900 Denver, Colorado	80202-1370
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On November 13, 2012, Joel L. Reed and Richard S. Walker were appointed to the board of directors of Venoco, Inc. to serve as Class III and Class I directors, respectively, with terms expiring at the time of the annual meeting in 2014 in the case of Mr. Reed and 2015 in the case of Mr. Walker. Messrs. Reed and Walker will comprise the audit committee of the Venoco board of directors. In addition, together with Timothy Marquez, the company’s executive chairman, they will comprise the compensation committee of the board of directors. Mr. Walker will serve as chairman of the audit committee and Mr. Reed will serve as chairman of the compensation committee.  Messrs. Reed and Walker will receive cash compensation for their services as directors pursuant to the cash compensation program for non-employee directors in effect prior to the completion of the going-private merger of the company with an affiliate of Mr. Marquez in October 2012 (the “going private transaction”), which is summarized in the following table:

Quarterly Retainer	$11,250
Board Meeting Fees	$2,000
Committee Meeting Fees	$1,500
Audit Committee Chair (per quarter)	$3,750
Audit Committee Members (per quarter)	$1,250
Compensation Committee Chair (per quarter)	$3,000
Compensation Committee Members (per quarter)	$625

In addition, each of Messrs. Reed and Walker will be entitled to cash payments of $368,544, $97,091 and $32,214 if he is still serving as a director in February 2013, 2014 and 2015, respectively.

Each of Messrs. Reed and Walker served as a director of the company prior to the completion of the going private transaction.  Pursuant to the terms of the merger agreement relating to that transaction, each ceased serving as a director upon the closing of the merger and prior to his reappointment to the board as described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 15, 2012

VENOCO, INC.

By:	/s/ Edward J. O’Donnell
Name: Edward J. O’Donnell
Title: Chief Executive Officer